Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Zila, Inc.
Phoenix, Arizona
We hereby consent to the incorporation by reference in Registration Statements No. 33-32805, No. 333-02857, No. 333-02859, No. 333-42769, No. 33-32970, No. 333-54958, No. 333-54960, No. 333-108754 and No. 333-124671 of Zila, Inc. on Form S-8 and Registration Statements No. 33-46239, No. 333-06019, No. 333-00645, No. 333-31651, No. 333-43097 and 333-134860 of Zila, Inc. (the “Company”) on Form S-3 of our report dated October 5, 2006, except as to the effects of discontinued operations of the nutraceuticals business unit in Note 2, which is as of December 22, 2006, relating to the consolidated financial statements of the Company appearing in the Company’s Form 8-K filed on or about December 28, 2006.
/s/ BDO Seidman, LLP
Phoenix, Arizona
December 22, 2006